Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares 3x Long Crude Oil ETN Linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032	$1,111,027.50	$151.54

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

September 6, 2013

Pricing Supplement Addendum No. 240 dated September 6, 2013

To the Pricing Supplement No. VLS ETN-3/A6 dated August 14, 2013,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Long Crude Oil ETN Linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D589/US22542D5894

NYSE Arca Ticker Symbol:	UWTI

Aggregate Offering Price of ETNs:	$1,111,027.50

Public Offering Price per ETN:	$44.4411

Principal Amount of ETNs:	$1,250,000

Principal Amount per ETN:	$50.00

Trade Date:	September 6, 2013

Settlement Date:	September 11, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor’s option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-18 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse